BRF S.A.

Publicly-held Company

CNPJ nº. 01.838.723/0001-27

NIRE 42.300.034.240

MINUTES OF THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING HELD ON APRIL 26, 2018

(Drafted in summary form, as permitted by Article 130, paragraph 1, of Law No. 6.404, dated December 15, 1976)

1.            Date, Time and Place: The Meeting was held on April 26, 2018, at 11:00 a.m., at the headquarters of BRF S.A. (“BRF” or “Company”), located at Rua Jorge Tzachel, 475, in the city of Itajaí, state of Santa Catarina.

2.            Summons and Publications: The Meeting was called in accordance with the call notice published in the following newspapers: Valor Econômico (on March 6, 7 and 8, 2018 on pages B9, B4 and B3, respectively) and Diário Oficial do Estado de Santa Catarina (on March 6, 7 and 8, 2018 on pages 38, 37 and 90, respectively), pursuant to Article 124 of Law No. 6.404/1976. The publication of the Notice pursuant to Article 133 of Law No. 6.404/1976 was dismissed, as the documents mentioned in Article 133 were published more than one month before the date of the Annual Shareholders’ Meeting, as permitted by paragraph 5 of Article 133 of Law No. 6.404/1976. The Management’s Report, Financial Statements and Notes thereto, and the Report of the Independent Auditors were published on February 23, 2018 in Valor Econômico (pages A13 to A26) and in Diário Oficial do Estado de Santa Catarina (pages 53 to 108), pursuant to Article 133, paragraph 3, of Law No. 6.404/1976.

3.            Presence: The meeting was opened with the attendance of shareholders representing 72.19% (seventy two point nineteen percent) of the Company’s voting capital stock, in accordance with the records and signatures included in the Shareholders’ Attendance List and information included in the analytical maps prepared by the bookkeeper and the Company, pursuant to Article 21-W, Items I and II, of CVM Instruction No. 481/2009, thus confirming the legal quorum required to open the Shareholders’ Meeting. The following individuals attended the meeting, pursuant to Article 134, paragraph 1, and Article 164 of Law No. 6,404/1976: (i) Lorival Nogueira Luz Jr., Officer; (ii) Abilio dos Santos Diniz, Chairman of the Board of Directors; (iii) the following Board of Directors’ members Ms. Flávia Buarque de Almeida, Mr. Francisco Petros Oliveira Lima Papathanasiadis and Mr. Luiz Fernando Furlan, being Mr. Francisco Petros Oliveira Lima Papathanasiadis as Coordinator of the Statutory Audit Committee, also; (iv) Attílio Guaspari, Chairman of the Fiscal Council; and (v) Guilherme Nunes, representative of KPMG Auditores Independentes.

4.            Presiding Board: Abilio dos Santos Diniz, Chairman; Luiz Antonio de Sampaio Campos and Marcus de Freitas Henriques, Secretaries.

5.            Agenda: At the Ordinary General Shareholders’ Meeting: (i) to take Management’s accounts; examine, discuss and vote the Management’s Report, the Financial Statements and other documents for the year ended December 31, 2017; (ii) to determine the annual global compensation of the members of the Board of Directors and Executive Board for 2018; (iii) to elect the members of the Fiscal Council; and (iv) to determine the annual global compensation of the members of the Fiscal Council for 2018. At the Extraordinary General Shareholders’ Meeting: (i) by request of Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Fundação Petrobras de Seguridade Social – Petros, as shareholders: (a) to remove all members of the Board of Directors from office; (b) to approve a Board of Directors consisting of 10 members; (c) to elect new members for the Board of Directors; and (d) to elect the Chairman and Vice Chairman of the Board of Directors; (ii) to amend Article 30, paragraph 3, of the Company’s Bylaws, to set forth periodic meetings of the Fiscal Council, pursuant to the Fiscal Council Internal Rules; and (iii) to restate the Company’s Bylaws.

6.            Approved Resolutions:

6.1.     Initially, the shareholders in attendance, unanimously vote of the attendance, approved the drafting of the minutes of this Meeting in summary form, containing a transcription only of the approved resolutions, and the publication of these minutes excluding the signatures of the shareholders, pursuant to paragraphs 1 and 2 of Article 130 of Law No. 6,404/1976.

6.2.     At Ordinary General Shareholders’ Meeting

            6.2.1.  The shareholders in attendance, by majority vote, including 442,212,037 affirmative votes, 175,680 dissenting votes and 143,173,588 abstentions, including those of shareholders legally precluded from voting, approved the management’s accounts and the Company’s financial statements for the year ended December 31, 2017, accompanied by the management’s report, notes, independent auditor’s report, opinion of the Fiscal Council, summary annual report of the Statutory Audit Committee and Management’s comments about the Company’s financial condition.

            6.2.2.  The shareholders in attendance, by majority vote, including 483.887.787 affirmative votes, 77,221,535 dissenting votes and 24,451,983 abstentions, approved the annual global compensation of the members of the Board of Directors and Executive Board for 2018 in the amount of up to eighty-six million, eight hundred thousand reais (R$86,800,000.00), encompassing the proposed limit of the fixed compensation (salary or pró-labore, direct and indirect benefits, and social charges), benefits for termination of appointment, variable compensation (profit sharing), and amounts related to the Company’s Stock Option Plan (Plano de Outorga de Opção de Compra de Ações) and Restricted Stock Option Plan (Plano de Outorga de Ações Restritas).

            6.2.3.  The shareholders in attendance, by majority vote approved the election of the sitting and alternate members of the Fiscal Council, for a term of office ending on the date of the Annual Shareholders’ Meeting to be held in 2019, reelection being permitted, as follows: (i) sitting member Attílio Guaspari, Brazilian, married, engineer, bearer of the ID card No. 2.816.288 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 610.204.868-72, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1400, 5° andar, Jardim Europa, Zip Code 01455-000, and his alternate, Susana Hanna Stiphan Jabra, Brazilian, divorced, economist, bearer of the ID card (RG) No. 7.366.839-4 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 037.148.408-18, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1400, 5° andar, Jardim Europa, Zip Code 01455-000, whose election included 560,934,952 affirmative votes, 173,680 dissenting votes and 24,452,673 abstentions; (ii) sitting member Marcus Vinicius Dias Severini, Brazilian, married, accountant and engineer, bearer of the ID card (RG) No. 81.119.427-3 IFP/RJ, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 632.856.067-20, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1400, 5° andar, Jardim Europa, Zip Code 01455-000, and his alternate, Marcos Tadeu de Siqueira, Brazilian, married, business administrator, bearer of the ID card (RG) No. ° M3397086 SSP/MG, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 945.554.198-04, with business address in the city of Brasília, Distrito Federal, at SBN – Quadra 1 – Bloco C – 8° andar, Asa Norte, Zip Code 70040-903, whose election included 560,934,952 affirmative votes, 6,080 dissenting votes and 24,620,273 abstentions; and (iii) sitting member André Vicentini, Brazilian, married, engineer, bearer of the ID card No. 34.021.004-7 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 283.726.668-06, with business address in the city of São Paulo, state of São Paulo, at Rua Tuiuti, 589, apto. 183, bloco 5, Tatuapé, Zip Code 03081-003, and his alternate, Valdecyr Maciel Gomes, Brazilian, casado, lawyer, bearer OAB/RJ under the No. 58.303, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 718.224.887-53, with business address in the city of Niterói, state of Rio de Janeiro, at Rua Miguel de Frias, 77, bloco 3, apto 601, Icaraí, Zip Code 24.220-901, whose election included 560,934,102 affirmative votes, 6,930 dissenting votes and 24,620,273 abstentions.

            6.2.3.1. Shareholders were informed that the members of the Fiscal Council elected in this Meeting are able to execute, without exceptions, the representation mentioned in Article 147, paragraph 4, of Law No. 6,404/1976, and that the investiture of the elected members of the Fiscal Council is subject to: (i) the execution of the investiture instrument (termo de posse), drafted in the Company’s book; and (ii) the effective execution of the representation mentioned above.

            6.2.4.  The shareholders in attendance, by majority vote, including 419,106,098 affirmative votes, 96,940,996 dissenting votes and 24,453,823 abstentions, approved the annual global compensation of the sitting members of the Company’s Fiscal Council for 2018 in the amount of up to seven hundred forty-five thousand reais (R$745,000.00), encompassing the proposed limit of the fixed compensation (salary or pró-labore, direct and indirect benefits, and social charges).

6.3.     Extraordinary Shareholders’ Meeting

            6.3.1.  The shareholders in attendance, by majority vote, including 549,268,917 affirmative votes, 2,294,354 dissenting votes and 22,401,204 abstentions, approved the proposal of Caixa de Previdência dos Funcionários do Banco do Brasil – Previ (“Previ”) and Fundação Petrobras de Seguridade Social – Petros (“Petros”), as shareholders, to remove all members of the Board of Directors from office.

            6.3.2.  The shareholders in attendance, by majority vote, including 552,610,977 affirmative votes, 53,176 dissenting votes and 21,300,322 abstentions, approved the proposal of a Board of Directors consisting of ten (10) sitting members, presented by Previ and Petros, as shareholders.

            6.3.3.  In accordance with the Company's understanding expressed in the Notice to Shareholders and in the Announcement to the Market disclosed on April 25, 2018, the election of the ten (10) effective members to compose the Board of Directors should be performed by the majority voting system in slates, considering the withdrawal of the cumulative vote request by the shareholder Aberdeen Asset Management PLC and the fact that there was no request for the adoption of the cumulative vote process by other shareholders holding 5% (five percent) of the share capital. However, shortly before the scheduled start of the Shareholders’ Meeting, the Company received the Official Letter number 158/2018/CVM/SEP/GEA-2 ("Official Letter"), sent by the Brazilian Securities and Exchange Commission (“CVM”), read by the Secretary for the attending shareholders, in which the Superintendence of Companies’ Relations - SEP of the CVM expresses its preliminary understanding that the shareholders who voted from a distance in the cumulative voting system would have chosen to compose the quorum required for the adoption of the request for cumulative vote. Thus, in response to the Official Letter, the election of the ten (10) effective members to compose the Board of Directors was performed by the cumulative voting system provided in the caput of article 141 of Law 6,404/1976. It was informed by the Presiding Board that the number of ordinaries shares held by the shareholders present, including those who sent the distance voting form pursuant to the CVM Instruction 481/2009, is 585,561,305. In this sense, the number of votes required to ensure the election of each member of the Board of Directors is 532,328,470. The shareholders were also informed that Mrs. Luiza Helena Trajano Inácio Rodrigues withdrew her candidacy yesterday. After the vote, the following effective members of the Company's Board of Directors were elected through the multiple vote process: (i) Pedro Pullen Parente, Brazilian, married, engineer, bearer of the ID card No. 193545 SSP/DF, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 059.326.371-53, with business address in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Henrique Valadares, 28, Torre A, 18º andar, Centro, Zip Code 20.231-030, which received 535,357,754 votes; (ii) Francisco Petros Oliveira Lima Papathanasiadis, Brazilian, divorced, lawyer, bearer of the ID card No. 15.468.030 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 050.199.968-07, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1.400, 5º andar, Jardim Europa, Zip Code 01455-000, which received 535,267,750 votes; (iii) Walter Malieni Jr., Brazilian, married, economist, bearer of the ID card (RG) No. 19.146.033-3 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 117.718.468/01, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1.400, 5º andar, Jardim Europa, Zip Code 01455-000, which received 535,257,752 votes; (iv) Flávia Buarque de Almeida, Brazilian, married, business administrator, bearer of the ID card (RG) No. 13.146.760-8 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 149.008.838-59, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1.400, 5º andar, Jardim Europa, Zip Code 01455-000, which received 535,357,756 votes; (v) Augusto Marques da Cruz Filho, Brazilian, married, economist, bearer of the ID card No. 5.761.837-9 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 688.369.968-68, with business address in the city of Rio de Janeiro, state of Rio de Janeiro, Rua Correia Vasques, 250, 9º andar, Cidade Nova, Zip Code 20.211-140, which received 582,420,356 votes; (vi) Roberto Rodrigues, Brazilian, divorced, agricultural engineer, bearer of the ID card No. 2.829.820-2 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 012.091.598-71, with business address in the city of São Paulo, state of São Paulo, at Alameda Ministro Rocha Azevedo, 38, apto. 1704, Jardim Paulista, Zip Code 01410-000, which received 527,211,422 votes; (vii) José Luiz Osório de Almeida Filho, Brazilian, married, civil engineer, bearer of the ID card No. 2440046 IFP-RJ, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 051.367.447-07, with business address in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua General Garzon, 22, apto 408, Jardim Botânico, Zip Code 22470-010, which received 412,945,664 votes; (viii) Roberto Antônio Mendes, Brazilian, married, business administrator and accountant, bearer of the ID card No. M-120.278 SSP/MG, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 137.768.946-87, with business address in the city of Belo Horizonte, state of Minas Gerais, Avenida Bernardo Monteiro, 1563, Funcionários, Zip Code 30150-288, which received 330,682,982 votes; (ix) Dan Ioschpe, Brazilian, married, business administrator, bearer of the ID card No. 3.018.532.915 SSP/RS, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No. 439.240.690-34, with business address in the city of São Paulo, state of São Paulo, na Luigi Galvani, 146, 13º andar, Cidade Monções, Zip Code 04575-020, which received 321,398,516 votes; and (x) Luiz Fernando Furlan, Brazilian, married, chemical engineer and business administrator, bearer of the ID card (RG) No. 2.985.393 SSP/SP, enrolled with the Individual Taxpayers’ Register (CPF/MF) under No.  019.489.978-00, with business address in the city of São Paulo, state of São Paulo, at Rua Hungria, 1.400, 5º andar, bairro Jardim Europa, CEP 01455-000, which received 580.865.596 votes. The members elected in this Shareholders’ Meeting have a term of office of two (2) years, from the date of this Meeting. Pedro Pullen Parente, Francisco Petros Oliveira Lima Papathanasiadis, Flávia Buarque de Almeida,

Augusto Marques da Cruz Filho, Roberto Rodrigues, José Luiz Osório, Roberto Antonio Mendes, Dan Ioschpe and Luiz Fernando Furlan meet the requirements set forth in the Company’s Bylaws and in the Listing Rules of the Novo Mercado segment of B3 S.A. – Brasil, Bolsa, Balcão and qualify as Independent Directors. It was also consigned that the other candidates who were competing for the vacancy, Messrs. Vasco Augusto Pinto da Fonseca Dias Junior and Vicente Falconi Campos, received, respectively, 163,267,242 and 20,000,000. The Voting Map with the indication of the shareholders who participated in the election by the multiple vote system, as well as the number of votes received by each candidate and the abstentions pronounced, was initialed by the Board and will be filed at the Company's headquarters.

            6.3.3.1. The shareholders were informed that the members of the Board of Directors elected in this Meeting are able to execute, without exceptions, the representation mentioned in Article 147, paragraph 4, of Law No. 6.404/1976, and that the investiture of the elected members of the Board of Directors is subject to: (i) the execution of the investiture instrument (termo de posse), drafted in the Company’s book; and (ii) the effective execution of the representation mentioned above.

            6.3.4. At the request of certain shareholders, was approved by unanimous vote of the attending shareholders, with abstention of shareholders holding 2,300 shares, a proposal that the vote of the shareholders be counted considering the election of the ten (10) effective members to composed the Board of Directors by the system of voting slate  provided in the article 20 of the Bylaws, in view of the divergent understanding of the Company and that manifested in a preliminary understanding of the Superintendence of Companies’ Relations - SEP of the CVM with respect to the voting system which should be adopted in this Meeting. In this sense, the Company records that, in the event of adoption of the voting system by slate, the unanimous vote of the attending shareholders, with the abstention of shareholders holding 2,300 shares, would be approved by the same members to compose Board of Directors who were elected by the cumulative voting system, namely: Pedro Pullen Parente, Francisco Petros Oliveira Lima Papathanasiadis, Walter Malieni Jr., Flávia Buarque de Almeida, Augusto Marques da Cruz Filho, Roberto Rodrigues, José Luiz Osório de Almeida Filho, Roberto Antônio Mendes, Dan Ioschpe and Luiz Fernando Furlan.

6.3.5.  The shareholders in attendance, unanimously, approved the election of: (i) Pedro Pullen Parente, described above, as Chairman of the Board of Directors; and (ii) Augusto Marques da Cruz Filho, described above, as Vice Chairman of the Board of Directors.

6.3.5.1. As a result of the foregoing approved resolutions, the Company’s Board of Directors currently consists of the following members, all of whom for a term of office of two (2) years from the date of this Meeting: (i) Pedro Pullen Parente (Chairman) and Independent Director); (ii) Augusto Marques da Cruz Filho (Vice-Chairman) and Independent Director); (iii) Francisco Petros Oliveira Lima Papathanasiadis (Independent Director); (iv) Walter Malieni Jr.; (v) Flávia Buarque de Almeida (Independent Director); (vi) Roberto Rodrigues (Independent Director); (vii) José Luiz Osório (Independent Director); (viii) Roberto Antonio Mendes (Independent Director); (ix) Dan Ioschpe (Independent Director); and (x) Luiz Fernando Furlan (Independent Director).

6.3.6.  The shareholders in attendance, by majority vote, including 464,820,855 affirmative votes, 86,578018 dissenting votes and 22,479,802 abstentions, approved the amendment to Article 30, paragraph 3, of the Company’s Bylaws, which provides for the rules applicable to the meetings of the Fiscal Council, to set forth periodic meetings, pursuant to the Fiscal Council Internal Rules. Accordingly, the current wording of Article 30, paragraph 3, of the Company’s Bylaws is: “The Fiscal Council will meet periodically, pursuant to its Internal Rules, and the minutes of these meetings will be drafted in the minutes book”.

6.3.7.  The shareholders in attendance, by majority vote, including 465,786,757 affirmative votes, 86,577,512 dissenting votes and 21,514,406 abstentions, approved the restatement of the Company’s Bylaws to reflect the current wording in one single document, in accordance with the document included as Annex IV to the Proposal of the Board of Directors for this Meeting. As a result of this approval, the Company’s Bylaws take effect with the restated wording included as Annex I to these Minutes.

7.         Distance Voting: The Company recorded the receipt of distance voting forms for this Shareholders’ Meeting, which forms were duly counted as stated in the voting maps prepared by the bookkeeper and the Company, pursuant to Article 21-W, Items I and II, of CVM Instruction No. 481/2009. The voting maps are filed at the Company’s headquarters. After the Shareholders’ Meeting was opened, the Secretary of the Board: (i) asked whether any of the shareholders in attendance at the Meeting had presented their votes through distance voting forms and whether they wished to state their votes in person at the Meeting, thus dismissing their distance voting forms, pursuant to Article 21-W, paragraph 5, Item I, of CVM Instruction No. 481/2009; (ii) proceeded to the reading of the Synthetic Voting Map disclosed to the market, pursuant to Article 21-W, paragraph 4, of CVM Instruction No. 481/2009; and (iii) informed that the Synthetic Voting Map is available to the shareholders in attendance for consultation. It is also recorded that the votes of certain shareholders represented by Mr. Julio Nabas did not vote, in view of the change in voting system to cumulative voting at the time of the Meeting.

8.         Documents Filed at the Company: (I) Call Notice; (II) Financial Statements for the year ended December 31, 2017, accompanied by the management’s report, notes, independent auditor’s report, opinion of the Fiscal Council, summary annual report of the Statutory Audit Committee and Management’s comments about the Company’s financial condition; (III) proxies and representation documents presented by the shareholders in attendance; (IV) voting statements and representations received by the Presiding Board; and (V) voting maps prepared by the bookkeeper and the Company.

9.         Closing: With nothing further to discuss, the meeting was adjourned and these Minutes were drafted, including a summary of the facts. Once approved, these Minutes were signed by the Board and shareholders in attendance.

Itajaí, April 26, 2018.

Board:

Abilio dos Santos Diniz Chairman	Luiz Antonio de Sampaio Campos and Marcus de Freiras Henriques Secretaries

Shareholders in attendance:

FUNDACAO PETROBRAS DE SEGURIDADE SOCIAL-PETROS
CAIXA DE PREVID.DOS FUNC.DO BANCO DO BRASIL
TP PARTNERS PUBLIC EQUITIES FUND, LP
FUNDO DE INVESTIMENTO DE ACOES TARPON CFJ
FFB 1 FIA
TARPON CSHG MASTER FIA
MARYLEBONE FUND, LP
TOKENHOUSE FUND, LLC
BRECKENRIDGE LANE INVESTMENTS, LP
TP PARTNERS FUND, LP
TARPON INSTITUCIONAL FIA
BLUEFIN FUNDO DE INVESTIMENTO EM ACOES
LONGFIELD ROAD INVESTMENTS, LP
TF FUND LLC
FUNDACAO SISTEL DE SEGURIDADE SOCIAL
JBI FOCUS MASTER FUNDO DE INVESTIMENTO DE ACOES
RALPH TRIGUEROS
ISABEL NEVES DE TRIGUEROS
CLAUDINEI ALOISIO SCHNEIDER
EUGENIO DA SILVA
LUIZ FERNANDO FURLAN
ALBERTO CAMANHO
ALICE BRASSANINI MENA BARRETO DOS REIS
CONCORDIA HOLDING FINANCEIRA AS
CONCORDIA PHOENIX FUNDO DE INVESTIMENTO MULTIMERCADO CREDITO
DARLAN JOSE CARVALHO
DIVA HELENA FURLAN
EDITH HOPPNER FONTANA
EDUARDO FONTANA D AVILA
OMAR FONTANA
GUEPARDO MASTER FUNDO DE INVESTIMENTO EM ACOES
ZOE SILVEIRA DAVILA
LUCILA MARIA FURLAN
LUCY FONTANA FURLAN
LEILA MARIA FURLAN
MANUELA DE CARVALHO DOS REIS

MARCELA PASSOS FURLAN
MARIA APPARECIDA CUNHA FONTANA
MARIA TEREZINHA FONTANA REIS
MARINA FONTANA
MATHEUS SCAVONE
ODYLLA FONTANA D'AVILA
OMAR FONTANA DOS REIS
ONEIDA MARIA SCHNITZER FONTANA
OSORIO HENRIQUE FURLAN JUNIOR
RAUL DE CARVALHO DOS REIS
RENATA FONTANA PUSSET
RENATO DE CARVALHO DOS REIS
ROBERTO HOPPNER FONTANA
ROMANO ANCELMO FONTANA FO
RUTH ESCOREL FONTANA
SIMONE MARIA FONTANA DOS REIS
TANIA MARLY BRASSANINI
VANIA CUNHA FONTANA
VERA LUCIA FONTANA
VICENTE FALCONI CAMPOS
WALTER FONTANA FILHO
LUIZ GOTARDO FURLAN
REAL FIA IBRX
REAL FIA IBOVESPA PASSIVO
SANTANDER FI VALOR ACOES
SANTANDER FDO DE INV PREV SELECAO TOP ACOES
BOSCH BRASIL VIII FIA PREVIDENCIARIO
SUVINIL FUNDO DE INVESTIMENTO EM ACOES
MBPREV III MULTIMERCADO - FUNDO DE INVESTIMENTO
SANTANDER FIA MIRANTE IBRX
NUCLEOS IV SANTANDER FUNDO DE INVESTIMENTO EM ACOES
FP SANTANDER TOTAL RETURN FUNDO DE INVESTIMENTO EM ACOES
FIA SANTANDER PREV
SANTANDER FI ACOES BISA ACOES
SANTANDER FDO DE INV.INSTITUCIONAL ACOES
REAL FIA ETHICAL II
NORMANDIA FUNDO DE INVESTIMENTO DE ACOES
NORMANDIA INSTITUCIONAL MASTER FIA
PAULO KUSTER
ROBERTO FELICIO NIKLIS
GABRIEL ALEXANDRE SCHAKER
ROBERTO FELICIO NIKLIS
FABIANE BURLIN
PRISCO PARAISO INV E PART AS
O3 HEDGE FUNDO DE INVESTIMENTO MULTIMERCADO CRÉDITO PRIVADO - IE
SANTA RITA FUNDO DE INVESTIMENTO EM ACOES - IE
ABILIO DOS SANTOS DINIZ
FUNDO DE INVESTIMENTO DE ACOES ASPEN - IE
THE B O N YORK ADR DEPARTMENT - À FAVOR
THE B O N YORK ADR DEPARTMENT - CONTRA

THE B O N YORK ADR DEPARTMENT - ABSTENÇÃO
THE B O N YORK ADR DEPARTMENT - DISCRICIONÁRIA
GOVERNMENT OF SINGAPORE
THE MONETARY AUTHORITY OF SINGAPORE
HSBC ETFS PUBLIC LIMITED COMPANY
ABERDEEN EMERGING MARKETS FUND
ABERDEEN GLOBAL - EMERGING MARKETS EQUITY FUND
ABERDEEN EMERGING OPPORTUNITIES FUND
ABERDEEN GLOBAL - LATIN AMERICAN EQUITY FUND
ABERDEEN LATIN AMERICAN INCOME FUND LLC
ABERDEEN LATIN AMERICAN EQUITY FUND
ABERDEEN GLOBAL BRAZIL EQUITY FUND
AMP CAPITAL FUNDS MANAGEMENT LIMITED AS RESPONSIBLE ENTITY
COMGEST GROWTH PLC
ASSOCIATION D B E D R D P E P D L V M
ABERDEEN GLOBAL - SRI EMERGING MARKETS EQUITY FUND
REGINA NIETO MOTTA GUEREKMEZIAN
HAGOP GUEREKMEZIAN FILHO
HAGOP GUEREKMEZIAN
KAROLINE GUEREKMEZIAN VELLOSO
STICHTING JURIDISCH EIGENAAR ACTIAM BELEGGINGSFONDSEN
STICHTING PENSIOENFONDS VAN DE NEDERLANDSCHE BANK N.V
FRANKLIN TEMPLETON INVESTMENT FUNDS
T ROWE PRICE INT FNDS T.ROWE PRICE L AMER FUN
T ROWE PRICE FUNDS SICAV
VANGUARD TOTAL INTERNATIONAL STOCK INDEX FD, A SE VAN S F
THE CHURCH COMMISSIONERS FOR ENGLAND
STICHTING DEPOSITARY APG EMERGING MARKETS EQUITY POOL
FORSTA AP-FONDEN
JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND
THE MASTER TRUST BANK OF JAPAN, LTD. AS T. FOR MTBJ400045833
THE MASTER TRUST BANK OF JAPAN, LTD. AS T. FOR MTBJ400045835
PUBLIC EMPLOYEES RETIREMENT SYSTEM OF OHIO
RETIREMENT INCOME PLAN OF SAUDI ARABIAN OIL COMPANY
THE MASTER TRUST BANK OF JAPAN, LTD. AS T. FOR MUTB400045796
THE MASTER TRUST BANK OF JAP, LTD. AS TR. FOR MTBJ400045828
THE MASTER TRUST BANK OF JAPAN, LTD. AS TR FOR MUTB400045792
THE MASTER TRUST BANK OF JAP LTD. AS TR. FOR MTBJ400045829
MORGAN STANLEY INVESTMENT FUNDS GLOBAL BALANCED FUND
MORGAN STANLEY INVESTMENT FUNDS GLOBAL BALANCED DEFENSIVE FU
VANGUARD EMERGING MARKETS STOCK INDEX FUND
AM3G FUNDO DE INVESTIMENTO ACOES
BNP PARIBAS ACTION MASTER FIA
BNP PARIBAS AURORA FUNDO INVEST MULTIMERCADO
BNP PARIBAS FI ADVANCE ACOES PREVIDENCIARIO
BNP PARIBAS GRANVILLE FIM
BNP PARIBAS MASTER ACOES PREVIDENCIARIO FI
BNP PARIBAS MASTER IBRX FIA
BNP PARIBAS MIRANTE FIA
BNP PARIBAS PGBL DIN.FDO INV.MULT.PREV.

BNP PARIBAS PGBL MOD.FDO INV.MULT.PREVID
BNP PARIBAS RADICE II FIA
BNP PARIBAS SKY FIM
FIM CP JACARANDA INVESTIMENTO NO EXTERIOR
FP BNP PARIBAS TOTAL RETURN FUNDO DE INVESTIMENTO EM ACOES
FUNDO DE INVESTIMENTO EM ACOES FUNEPP
METLIFE PREVIDENCIARIO C15 FDO DE INVESTIMENTO MULTIMERCADO
MULTIPREV CARTEIRA 14 FIM CREDITO PRIVADO
BRF PREVIDENCIA
HENRIQUE CUNHA BARBOSA
DANTE FRANCISCO D AGOSTINI
LEONARDO SOARES DOLCI
GERSON ALVES DE FREITAS JUNIOR
CAMILA TEREZA PEREIRA TURTELLI
CARLOS AUGUSTO VIZZACCARO
NATALIA VIRI DE OLIVEIRA
ESTELA MARIS BENETTI FEHLBERG
RAQUEL LANDIM DE OLIVEIRA

EDUARDO ALVES DE CASTRO

GABRIELLA FURLAN VILLARES

ANA MARIA GONCALVES FURLAN

G5 CAPE COD FIM CREDITO PRIVADO IE

CB INVESTORS LP-RV

RODRIGO FEDRIZZI PETRY BECKER

LUIZ HENRIQUE DOS SANTOS MENDES

MARCIA FABIANA SEKI OMAGARI

CLAUDIO KAZUYOSHI OMAGARI

HEDGE COMMODITIES FIM – CRÉDITO PRIVADO

FORTALEZA FIA I

FUNDO DE INVESTIMENTO EM AÇÕES HS

ANTONIO CARLOS ZANELLA

Annex I to the Minutes of the Ordinary and Extraordinary General Shareholders’ Meeting held on April 26, 2018.

BRF S.A.

CNPJ/MF Nº 01.838.723/0001-27

Public Company

BYLAWS

I.    NAME, REGISTERED OFFICE, DURATION AND PURPOSES

Article 1.         BRF S.A. (“Company”) is a listed company, covered by the present Bylaws, under Law Nº 6.404, of December 15, 1976, as amended (“Brazilian Corporate Law”) and by the other applicable laws and regulations.

Paragraph 1 – With the entry of the Company into the special trading segment of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), known as the Novo Mercado, the Company, its shareholders, management and members of the Fiscal Council, when installed, became subject to the conditions of the Listing Regulations of the Novo Mercado of the BM&FBOVESPA (“Novo Mercado Listing Regulations”).

Paragraph 2 – The provisions of the Novo Mercado Listing Regulations will prevail over the statutory provisions, in the event of any loss of rights to the recipients of the public offers foreseen in these Bylaws.

Article 2.         The Company has its registered office and legal headquarters in the City of Itajaí, Santa Catarina state, at Rua Jorge Tzachel, No. 475, Fazenda district, Zip Code 88.301-600 and may establish affiliates, branches, offices and other subordinate facilities anywhere in Brazil or abroad.

Article 3.         The Company´s main corporate purpose is to engage in the following activities in Brazil or abroad:

(i)            the manufacture, sale, in the retail and wholesale sector, and transaction of business relating to food in general, particularly animal protein by-products and food items that use the cold chain for support and distribution;

(ii)           the manufacture, sale of animal feed, nutriments and food supplements for animals;

(iii)           the provision of food services in general;

(iv)         the manufacture, refining and sale of vegetable oils, fats and dairy products;

(v)          the production, conservation, storage, silage and sale of grains, their derivatives and by-products;

(vi)         the sale on the retail and wholesale market of consumer and production goods, including equipment and vehicles for the development of its logistical activity;

(vii)         the export and import of production and consumer goods;

(viii)        the provision of services of transport, logistics and distribution of freight and food in general;

(ix)         holding equity stakes in other companies, with the aim of achieving the corporate purposes to the fullest extent; and

(x)          the participation in any projects needed for the operation of the Company´s business.

Sole Paragraph - The Company may also engage, directly or through third parties, in support activities for the core business described in Article 3 above, such as:

(i)            administrative, technical or operational support activities, aimed at creating conditions to improve its core business;

(ii)           transport services, in general;

(iii)           product storage and stocking services and other related ancillary services;

(iv)         activities to promote and replace its products in the retail market and at points of sale exposed to the final consumer, including the support needed by clients which allows the packaging and visualization of the products;

(v)          services for receiving and allocating raw materials to be used in production;

(vi)         the provision of machine and vehicle repair, maintenance and overhaul services;

(vii)         the promotion of the growth of agribusiness in Brazil through programs, technical assistance and supply;

(viii)        the manufacture, development and sale of packaging products of any kind;

(ix)         the processing and raising of livestock in general;

(x)          the sale of commodities in general;

(xi)         research and development of techniques for the production and improvement of the Company´s genetic matrixes;

(xii)         the activities of reforestation, extraction, manufacturing and sale of timber;

(xiii)        the sale of mobile assets, real estate, including machines, equipment and vehicles, fixed assets, to meet the activities within the Company´s corporate, purpose as described in the present article; and

(xiv)       services to supply fuel for the Company´s own fleet or outsourced service providers, particularly freight, transport, logistics and distribution.

Article 4.         The Company has an undetermined term of duration

II.          CAPITAL STOCK

Article 5.         The Company´s capital stock is R$ 12,553,417,953.36 (twelve billion, five hundred and fifty-three million, four hundred and seventeen thousand, nine hundred and fifty-three Reais and thirty-six cents), totally subscribed and paid, divided into 812,473,246 (eight hundred and twelve million, four hundred and seventy-three thousand, two hundred and forty-six) common shares, all in book-entry form and with no par value.

Paragraph 1 - The Company may not issue preferred shares or beneficiary parties.

Paragraph 2 - The Company´s shares are indivisible and each common share is entitled to one vote at the Shareholders’ Meetings.

Article 6.         All the shares issued by the Company are book-entry and, as decided by the Board of Directors, held in a deposit account with the financial institution authorized by the Brazilian Securities and Exchange Commission – CVM (“CVM”), in the name of their owners.

Sole Paragraph. The cost of transfer and registration, as well as the service cost related to the book-entry shares, may be charged directly to the shareholders by the institution as defined in the share bookkeeping contract.

Article 7.         The Company is authorized to increase its capital stock, irrespective of amendment to the Bylaws, until the number of shares in which the capital stock is divided becomes of 1,000,000,000 (one billion) common shares, by a resolution of the Board of Directors.

Paragraph 1 – In the event foreseen in the preamble to this Article, the Board of Directors will be responsible for establishing the issue price and the number of shares to be issued, as well as the period and conditions for incorporation.

Paragraph 2 – Within the authorized capital limit, the Board of Directors may also: (i) decide on the issue of subscription bonuses; (ii) grant stock options without the shareholders having any preference right in the granting of the options or subscription to the respective shares, according to the plan approved by the General Meeting of shareholders; (iii) approve a share capital increase by capitalizing the profits or reserves, with or without a share bonus; and (iv) decide on the issue of debentures convertible into shares.

Article 8.         At the criteria of the Board of Directors or the General Meeting, the preference right of the shareholders may be excluded or reduced in any issue of shares, debentures convertible into shares and bonus subscription, where the placement has been made through the sale on the stock market, public subscription or share swap in a public offer for the acquisition of control, as stated in Law and in these Bylaws.

Article 9.         Any delay by the shareholder in the incorporation of the subscribed capital will lead to a charge of interest rates of 1% (one per cent) a month, pro rata temporis, restated by the variation in the General Market Prices Index – IGP-M, published by the Fundação Getúlio Vargas – FGV, or another index that reflects the real loss of purchasing power of the currency in the period, at the criteria of the Board of Directors of the Company, in the shortest legally applicable period, and a penalty of 10% (ten per cent) on the amount of the obligation, without prejudice to any other applicable legal sanctions.

Article 10.      By resolution of the Shareholders´ Meeting, in response to a proposal from the Board of Directors, the Company´s capital stock may by be increased, within the terms of the law; in cases where profits or reserves are capitalized, the issue of new shares corresponding to this increase, among its shareholders, in proportion to the number of shares they hold is permitted.

III.        GENERAL MEETING

Article 11.      The General Meeting of shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first 4 (four) months after the end of each fiscal year, and in extraordinary session, whenever the interests and business of the Company require action by the shareholders.

Article 12.      The General Meeting will be convened by the Board of Directors through a decision of a majority of its members or, within the provision of these Bylaws and single paragraph of Article 123 of the Brazilian Corporate Law.

Sole Paragraph – The Company will make available, the date of the first publication of the summons to all shareholders at the latest, the material and documents needed to analyze the matters on the Agenda, except in the cases where the law or regulations require a longer period.

Article 13.      The General Meeting will be convened, in the first call, with the presence of shareholders representing at least 25% (twenty-five per cent) of the capital stock, except when the law demands a higher quorum; and, in a second call, with any number of shareholders.

Paragraph 1 – The Extraordinary General Meeting to discuss the reform of these Bylaws will be convened, in the first call, with the presence of shareholders representing a minimum of 2/3 (two thirds) of the capital stock, but will be able to be convene a second call with any number of shareholders present.

Paragraph 2 – Apart for the exceptions provided in the applicable regulation, the first call of the General Meeting should be made with at least 15 (fifteen) days´ notice and the second call with at least 8 (eight) days’ notice.

Paragraph 3 - The proceedings at General Meetings will be presided by the Chairman of the Board of Directors or, in his or her absence, by the Deputy Chairman. In the event of the absence or temporary incapacity of the Chairman and Deputy Chairman of the Board of Directors, the General Meeting will be presided over by a member especially designated by the Chairman of the Board of Directors. The Chairman will designate one or more secretaries for the Shareholders´ Meeting.

Article 14.      The decisions made at the General Meeting, unless for exceptions foreseen in law and in these Bylaws, will be taken by an absolute majority of votes of those present, with blank votes not counted.

Paragraph 1 – The General Meeting will only decide on subjects on the Agenda that appear in the respective call, apart for exceptions foreseen in the Brazilian Corporate Law. The inclusion in the General Meeting agenda under the item “other subjects” or “general subjects” or equivalent expressions is prohibited.

Paragraph 2 – The proceedings and decisions of the General Meeting will be registered in a minute, which will be signed by the members of the board and the shareholders present who will make up, at least, the majority needed for the decisions that were taken.

Article 15.      To ensure the efficiency of the proceedings of the General Meetings, the shareholders or their representatives should present with at least 5 (five) days´ notice, besides the relevant identification document, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy and/or the documents proving the legal powers of the proxy; and/or (ii) for those shareholders participating in the fungible custody of shares in book-entry form, a statement showing the respective holdings issued by the institution providing custodial services.

Paragraph 1 – Without prejudice to the preamble of this Article, shareholders who appear at the General Meeting with the documents that prove their status as shareholders may take part and vote at the meeting.

Paragraph 2 – The Company will adopt the principle of good faith in the inspection of the representation documentation.

Article 16.      Besides the attributes stated in law and in these Bylaws, the General Meeting has the following attributes:

(i)            to resolve with respect to bonus shares and decide on groupings and stock splits;

(ii)            to approve stock option plans or subscription of shares or concession plans of shares for managers and employees or individuals who provide services to the Company, as well as for the managers and employees or individuals who provide services to other companies directly or indirectly controlled by the Company;

(iii)            to resolve on the allocation of the profit for the fiscal year and distribution of dividends, as proposed by the directors and management;

(iv)         To decide on the delisting from the Novo Mercado of the BM&FBOVESPA

(v)          To choose a specialist firm that will be responsible for preparing a valuation report on the Company´s shares in the event of the cancellation of its registration as a publicly-held corporation or delisting from the Novo Mercado, as provided for in Article VIII of these Bylaws; and

(vi)         To fix the remuneration of the Fiscal Council in line with the law and these Bylaws.

Article 17.      The shareholders’ meeting will annually fix the aggregate annual remuneration of the directors and management of the Company, including any fringe benefits and representation allowances, taking into account their responsibilities, the time dedicated to their duties, their skills and professional reputation, and the market value of their services. The Board of Directors will have the authority to establish the criteria for the allocation of this global remuneration among directors and executive management.

Article 18.      The General Meeting may suspend the exercise of the rights of a shareholder who does not comply with the legal or statutory obligations and end the suspension as soon as this obligation has been complied with.

Paragraph 1 – The shareholders who represent at least 5% (five per cent), at least, of the capital stock may call the General Meeting mentioned in the preamble to this Article when the Board of Directors does not comply, within the period of 8 (eight) days, with the request for the call which they have presented, with the indication of the obligation that has not been met and the identification of the defaulting shareholder.

Paragraph 2 – It will be the responsibility of the General Meeting to approve the suspension of the rights of a shareholder to also establish, amongst other aspects, the extent and period of suspension, respecting the legal prohibitions.

Paragraph 3 – The suspension of the rights will end as soon as the obligation has been met, and it is up to the shareholder in question to inform the Company of this compliance.

IV.         MANAGEMENT

Section I – General Provisions Applicable to Management Bodies

Article 19.      The management of the Company is vested in the Board of Directors and the Board of Executive Officers, whose respective authority is granted by law and these Bylaws.

Paragraph 1 - The managers of the Company do not need provide guarantee for the exercise of its duty.

Paragraph 2 - The managers of the Company will assume office by signing an instrument of investiture in its own books, which will record their consent for all the Company´s manuals, codes, regulations and internal policies, and by previously signing the relevant Term of Consent referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - Any act by any director or manager of the Company in which the Company will become liable for obligations arising from business or transactions unrelated to the corporate purposes, are expressly prohibited and will be null and void, without prejudice to liability under civil or criminal law, if this is the case, against whoever violates this provision.

Paragraph 4 - The term of office of the managers of the Company will be extended until their respective alternates take office.

Section II – Board of Directors

Article 20.      The Board of Directors consists of a minimum of nine 9 (nine) and maximum of eleven (11) effective members, no less than 20% (twenty percent) of whom will be Independent Directors (as defined in Paragraph 1). All these members must be shareholders in the Company elected and liable to dismissal by a General Meeting for a term of office of 2 (two) years, with reelection being permitted. When, in order to ensure that the above percentage is complied with, the fraction number of the members will be rounded up, within the terms of the Novo Mercado Listing Regulations.

Paragraph 1 - For the purpose of this Section, an “Independent Director” means a person as is defined in the Novo Mercado Listing Regulations and is expressly declared to be such in the minutes of the shareholders’ meeting at which he or she is elected.

Paragraph 2 – When members are being elected to the Board of Directors, the General Meeting will nominate a Chairman and a Deputy Chairman, who will replace the former in his or her absences or incapacity to attend, as well as in the case of vacancy.

Paragraph 3 – Whenever the General Meeting is summoned to decide on the election of the Board of Directors, the members of this body will approve a proposal for a complete list of candidates for the vacant positions on the Board of Directors, including appointments for the positions of Chairman and Deputy Chairman of the Board of Directors, which will be submitted for approval to the General Meeting.

Paragraph 4 – Should any shareholder wish to appoint one or more candidates to the Board of Directors who are not part of the list as  described in Paragraph 3 of this article, this shareholder shall notify the Company, proposing another list for election to the Board of Directors in writing and preferably within no less than 5 (five) days before the date of the General Meeting, providing the name, qualifications and professional experience of such candidate(s). The Company will be responsible for immediately disclosing this information, by means of a Shareholders´ Notice, available on the website of. The Company will not accept the registration of any list, nor the exercise of the voting right in the election of members of the Board of Directors, in circumstances that violate the provisions of the applicable regulations.

Paragraph 5 – The presentation of more than one list by the same shareholder is prohibited. However, one person may be a member of two or more lists, including that proposed within the terms of Paragraph 4 above.

Paragraph 6 - Should the Company receive a written request for the multiple vote system to be adopted, as provided by Article 141, Paragraph One of the Brazilian Corporate Law, the Company will immediately disclose the receipt and content of this request through a Shareholders´ Notice, available on the website of CVM, or as established by the law or by CVM.

Paragraph 7 – In the event of the election of the Board of Directors being carried out through a multiple vote process, each member of the lists presented in the form of this Article will be regarded as a candidate for the position of Member.

Paragraph 8 – Whenever the election has been carried out by the multiple vote process, the dismissal of any member of the Board of Directors by the General Meeting will mean the dismissal of the other members, and a new election will be held.

Paragraph 9 – Should there be a vacancy for effective members of the Board of Directors, the remaining members will indicate an alternate who will exercise the position until the next General Meeting at which the shareholders will elect another Director to complete the term of office. If more than one third (1/3) of the positions on the Board of Directors are vacant at the same time, the General Meeting will be called within 30 (thirty) days from this event to elect the alternates, who will qualify for a term of office to coincide with that of the other Members.

Paragraph 10 – Members of the Board of Directors must be of good reputation and candidates will not be eligible for election, unless otherwise approved at the General Meeting, if they: (i) hold positions in any company that may be regarded as a competitor of the Company; or (ii) have or represent any conflicting interest to the Company. Should any member of the Board of Directors be liable to any of the foregoing disqualifications provided in the Brazilian Corporate Law or in this paragraph after being elected, he or she will be obliged to immediately submit his or her resignation to the Chairman of the Board of Directors.

Subsection II.1 – Meetings and Substitutions

Article 21.      The Board of Directors will meet ordinarily once every month and, in extraordinary session, whenever summoned by the Chairman or a majority of the Board members. Minutes of these meetings will be drawn-up in the Company own books.

Paragraph 1 – The summons of the meetings of the Board of Directors will be made in writing, through a letter, telegram, e-mail or other form that allows the proof of receipt of the summons by the person who receives it, and shall include the agenda as well as the place, date and time of the meeting.

Paragraph 2 – The meetings of the Board of Directors will be summoned with a minimum of 5 (five) business days’ notice. On the same day of the summons of the meeting, the materials and documents needed for consideration of the subjects on the agenda of the meeting of the Board of Directors will be made available to the members.

Paragraph 3 – Regardless of the formalities of the summons, a meeting will be regarded as regular when all Board of Directors members attend.

Paragraph 4 – The meetings of the Board of Directors shall be installed in the first summons with the presence of a minimum of 2/3 (two thirds) of its members. In the second summons, which will be the object of a new communication to the Directors in the form of Paragraph 1 of this Article, sent immediately after the date designated for the first summons, the meeting will be convened with the presence of a simple majority of Members.

Paragraph 5 – If necessary, it is optional to hold the meeting of the Board of Directors or for members to participate of the meetings of the board of Directors by telephone, videoconference, electronic or other communications means that can ensure the effective participation and the authenticity of the vote of the member. In these circumstances, the member will be regarded as being present at the meeting and his/her vote will be considered valid for all the legal effects and incorporated into the minutes of the meeting in question.

Paragraph 6 – No member of the Board of Directors may have access to information, take part in decisions and discussions of the Board of Directors or any other management bodies, exercise a vote or, in any way, intervene in subjects that are, directly or indirectly, in conflict with the interest of the Company, within the terms of the law.

Paragraph 7 – The decisions taken by the Board of Directors will be taken by a majority vote of those present, with the Chairman having the casting vote in the event of a tie.

Article 22.      In the case of absence or temporary incapacity, the Members may be represented at meetings of the Board of Directors by another member indicated in writing, who, as well as his/her own vote, will express the vote of the absent or temporarily incapable member.

Paragraph 1 - In the case of absence or temporary incapacity of the Chairman of the Board of Directors, his/her functions will be exercised, on a temporary basis, by the Deputy Chairman.

Paragraph 2 - In the case of absence or temporary incapacity of the Deputy Chairman, it will be up for the Chairman to indicate, from the other members of the Board of Directors, his/her substitute.

Subsection II.2 - Responsibilities

Article 23.      The Board of Directors is responsible, besides the other assignments stated in law and these Bylaws, to:

(i)            establish the general conduct of the Company´s business;

(ii)           elect and remove the Company´s Directors or its subsidiaries, directly or indirectly, and establish their duties, subject to the provisions of these Bylaws;

(iii)           supervise the performance of the Directors, examining, at any time, the Company´s books and papers, requesting information on contracts executed or about to be executed, as well as on any other actions;

(iv)         call the General Meeting whenever necessary and in the cases provided by law;

(v)          approve the Management report, the accounts of the Executive Board and financial statements related to each financial year;

(vi)         allocate among the members of the Board of Directors and the Executive Board the annual global remuneration established by the General Meeting and establishing the criteria for directors’ and management´s profit sharing, subject to the provisions of these Bylaws;

(vii)         authorize the opening of affiliates, branches, deposits, offices or any other facilities of the Company in jurisdictions where it has no previous establishment;

(viii)        choose and replace the independent auditors appointed by the Audit Committee;

(ix)         propose to the General Meeting the issue of new shares above the limit of authorized capital;

(x)          except in cases reserved to the General Meeting, within the terms of the edited regulation of CVM, resolve on: (a) the acquisition of shares issued by the Company to be held in treasury or to be used in plans approved by the General Meeting; and (b) eventual sale or cancellation of these shares;

(xi)         decide on the issue by the Company or by its subsidiaries, directly or indirectly, of debentures non-convertible into shares, commercial paper and other similar credit notes;

(xii)         decide on the issue by the Company of shares, subscription bonuses and debentures convertible into shares within the limits of the authorized capital, establishing the number, terms of payment, and respective subscription price and goodwill of these shares, as well as if it shall be granted to the shareholders the preference right or be subject to a shorter period for the exercise of such rights, as authorized under the law in force;

(xiii)        approve the preparation of semi-annual balance sheets or related to shorter periods of the Company, as well as to declare interim dividends on the account of the profit calculated in these balance sheets or to the Retained Earnings Account or Profit Reserves shown in the latest annual or semi-annual balance sheet, as provided by law, and/or for the distribution of capital interest, under Law No. 9,249 of December 26, 1995, as amended;

(xiv)       approve the Company´s policy on dividend payments;

(xv)       propose to the Ordinary General Meeting, observing the limits established in the Article 35, sole paragraph, of these Bylaws, the amounts to be paid for the statutory participation of employees and managers of each fiscal year, and define the criteria for distributing these amounts;

(xvi)       authorize the practice of reasonable free acts by the Company, involving amounts above 0.067% and limited to 0.333% of the Reference Value, separately or in combination, to the benefit of the employees or the community where the Company operates;

(xvii)      present a proposal for the approval of the Meeting of the stock option or share concession plan to its managers or employees, or to individuals who provide services to the Company, as well as to managers and employees or individuals who provide services to the Company and to its subsidiaries, directly or indirectly, within the limit of the authorized capital, with the Board of Directors being responsible for managing this plan, including the grant of options and share concessions within the scope of these plans;

(xviii)     authorize changes in the conditions for trading and issuing American Depositary Receipts – ADRs by the Company or its subsidiaries, directly and indirectly;

(xix)       establish technical or consultative committees with no voting powers, aimed to perform specific duties or for general activities of interest to the Company within the terms set by the Board of Directors. These committees may function in the following areas, amongst others: (i) strategical and financing; (ii) governance and ethics; and (iii) directors’ and management remuneration and executive development;

(xx)       supervise the performance of the duties of any committees that may be created to assist the Board of Directors, approving their respective regulations and considering the opinions and reports submitted by them in line with the prevailing legislation and these Bylaws;

(xxi)       define the list of three firms with expertise in the economic valuation of companies, for the preparation of a valuation report on the Company´s shares, in the event of the cancellation of its registration as a publicly-held company or delisting from the Novo Mercado, as provided under Section 48 of these Bylaws.

(xxii)      prepare and make public a previous opinion based on every and any public acquisition offer that has as purpose the shares issued by the Company, within 15 (fifteen) days of the publication of the notice of the public acquisition offer, in which it will show: (a) the convenience and opportunity of the offer in relation to the joint interest of the shareholders and the liquidity of the tradable securities it holds; (b) the effects of the offer on the Company´s interests; (c) the strategic plans announced by the offeror in relation to the Company; and (d) other points regarded as relevant. In the opinion, the Board of Directors shall manifest opinion in favor or against acceptance of the share offer, being aware that it is the responsibility of each shareholder to make the final decision on the acceptance or not of the referred offer;

(xxiii)     propose amendments to the Company´s Bylaws with respect to the term of duration of the company, its corporate purposes, increases or decreases in capital stock, issue of securities, exclusion of preference rights for the subscription of shares and other securities, dividends, interest on capital, the powers and responsibilities of the General Meeting, the structure and duties of the Board of Directors and Executive Board and the respective quorum requirements;

(xxiv)    approve the Company´s annual Demobilization Plan proposed by the Executive Board, as well as the assignment, transfer, sale and/or encumbrance of real estate of the Company or subsidiaries or affiliates, directly or indirectly, that are not mentioned in the Demobilization Plan already approved and that represent, alone or in combination, an amount equal to or above 0.167% of the Reference Value;

(xxv)     approve the proposal of spin-off, merger, incorporation in which the Company or subsidiaries or affiliates, directly or indirectly, whether part of or the Company itself, as well as its transformation or any other form of corporate restructuring;

(xxvi)    resolve on the liquidation, winding-up, appointment of the liquidators, bankruptcy or acts of voluntary judicial or extrajudicial recovery acts of the Company or subsidiaries and affiliates, directly or indirectly, as well as financial reorganizations related to them;

(xxvii)   approve the acquisition, assignment, transfer, sale and/or encumbrance of the Company´s permanent assets or subsidiaries or affiliates, directly or indirectly, that represent, alone or in combination, an amount equal to or above 0.333% of the Reference Value;

(xxviii)   authorize the Executive Board to provide guarantees, warranties and contract insurance guarantee policies, as well as performance bonds, whenever these acts result in any economic risk to the Company or its subsidiaries or affiliates, directly or indirectly, that represent, alone or in combination, an amount above 0.333% of the Reference Value;

(xxix)    authorize the Executive Board to offer products and fixed assets and real estate of the Company or subsidiaries or affiliate companies, directly or indirectly, as guarantee to the financial institutions when contracting financings or guarantees for judicial procedures, whenever these acts result in obligations to the Company or subsidiaries and affiliates, directly or indirectly, in an amount that is higher than 0.333% of the Reference Value;

(xxx)     approve the contracting with third parties for debt operations of the Company or its subsidiaries and affiliate companies, directly or indirectly, in an amount that is higher than 0.333% of the Reference Value;

(xxxi)    approve the Company´s financial risk management policy, establishing the main conditions for contracting hedging operations (assets and liabilities), this policy shall contain, at least, the following specifications: the purpose of the “hedge”, the risk factors, the eligible instruments, limits and competence;

(xxxii)   approve the issue, acquisition, assignment, transfer, sale and/or encumbrance, at any title or form, by the Company or by subsidiaries or affiliates, directly or indirectly, of equity stakes and/or any tradable securities in any company (including waiver to the right of subscription of shares or debentures convertible into shares of subsidiaries, or affiliates), whenever these operations involve an amount above 0.167% of the Reference Value;

(xxxiii)   approve and define, previously, the acts to be practiced by the Executive Board in the General Meetings and/or Shareholders´ Meetings of the subsidiaries, affiliates or invested companies, directly or indirectly, in the position of a shareholder and/or partner of such companies, except when dealing with subjects that involve amounts below 0.333% of the Reference Value;

(xxxiv) approve the undertaking of operations and business of any nature with related parties, in compliance with the provisions in the Policy of Transaction with Related Parties and Other Situations of Conflict of Interests of the Company to be approved by the Board of Directors;

(xxxv)  approve the general integrated annual and multi-annual capital budgets (budgets of operations, budgets of investments, and cash flow budgets) of the Company and its subsidiaries and affiliated companies, establishment of the investment policy and business strategy. The general annual integrated budget should always be approved until the last day of the previous year to which it refers and should be related the following 12 months. At any time, during the calendar year, the Company´s budget should cover a minimum period of 6 (six) months. The execution and undertaking of the approved budget will be revised on a monthly basis at the ordinary meetings of the Board of Directors;

(xxxvi) approve the execution, amendment, termination, renewal or cancelation of any contracts or commercial agreements (except financial instruments) involving the ordinary course of the Company´s or subsidiaries activities, directly or indirectly, including, but not limited to service provision, consulting or supply, that represent, alone or in combination, an amount equal to or superior to 0.333% of the Reference Value; and

(xxxvii)  approve the execution, amendment, termination, renewal or cancelation of any contracts, agreements or similar involving patents, production and/or technology processes, copyrights, domain names, registered trademarks or deposited in the name of the Company or any subsidiary or affiliate company, directly or indirectly, whenever these acts involve amounts above 0.333% of the Reference Value, except (a) if undertaken between the Company and wholly-owned subsidiaries, except in the cases of sale and/or definite assignment, that should be approved by the Board of Directors; and (b) for the authorization of the use of trademarks by subsidiary or affiliate companies.

Paragraph 1 – For all purposes and effects of these Bylaws, the “Reference Value” corresponds to the total amount of the Company´s consolidated shareholders´ equity, as determined at the end of the financial year immediately before to the one that will come in force. Notwithstanding, the Board of Directors of the Company may approve the reduction of the percentages of the Reference Value for each of the operations provided in the items of this Article.

Paragraph 2 – Notwithstanding f the amounts mentioned in this Article 23, without the previous authorization of the Company´s Board of Directors, under no circumstances may the Company´s management or the management of its subsidiary or affiliate companies, directly or indirectly, practice any of the operations stated in items (xxix), (xxx) and (xxxii) of the Article 23 if the combination of these operations amount to more than 20% of the Reference Value in the same financial year.

Section III – Executive Board

Article 24.      The Executive Board, whose members are elected and may be removed at any time by the Board of Directors, will consist of a minimum of 2 (two) and maximum of 15 (fifteen) members elected for a period of 2 (two) years, reelection being allowed, of which there will be 1 (one) Chief Executive Officer, 1 (one) Financial Officer, 1 (one) Investor Relations Officer and the other Officers with designation and duties to be proposed to the Board of Directors by the Chief Executive Officer within the terms of Article 26 below. They will all be professionals who meet the standards listed in Paragraphs 3 and 4 below.

Paragraph 1 – The positions of Chairman of the Board of Directors and CEO may not be exercised by the same person, except in cases of a vacancy that should be the object of a specific announcement to the market and for which measures should be taken to fill the respective positions within a period of 180 (one hundred and eighty) days.

Paragraph 2 – The Financial Officer may, at the criteria of the Board of Directors, accumulate the duties of the Investor Relations Director to his/her functions.

Paragraph 3 - The members of the Executive Board will be elected by the Board of Directors, who may choose from among candidates previously selected by the Chief Executive Officer. To do so, the Chief Executive Officer will send the Board of Directors a copy of the résumé of the recommended candidate, together with the proposed terms of his or her employment conditions and all other information necessary as evidence of the qualifications required by the Paragraph 4 of this Article. If the Board of Directors does not approve the appointments presented, new names will be appointed until the Board of Directors has reached a decision.

Paragraph 4 - The Executive Board will consist exclusively of professionals with proven academic qualifications and practical experience, acquired in courses and in the exercise of activities consistent with the position for which they have been proposed.

Subsection III.1 - Responsibilities

Article 25.      The Executive Board is responsible to:

(i)            authorize the opening, closing or alteration of the addresses of affiliates, branches, deposits, offices or any other facilities of the Company in Brazil or abroad, except the opening in jurisdictions where the Company has no previous establishment;

(ii)           submit, annually, for the appreciation of the Board of Directors, the Management Report and the accounts of the Executive Board, accompanied by the independent auditors´ report, plus its proposal for the allocation of profit from the previous financial year;

(iii)           prepare and propose the annual and multi-annual budgets, strategic plans, expansion projects and investment programs to the Board of Directors;

(iv)         approve the assignment, transfer, sale and/or encumbrance of real estates of the Company or subsidiary or affiliate companies, directly or indirectly, that are not specified in the Demobilization Plan already approved by the Board of Directors, that represent, alone or in combination, an amount equal to or above 0.067% and below 0.167% of the Reference Value;

(v)          decide, at the request of the CEO, on any subject that is not the exclusive responsibility of the General Meeting or Board of Directors;

(vi)         approve the undertaking of certain operations and businesses with Related Parties, in accordance with what is stated in the Policy of Transaction with Related Parties and Other Situations of Conflict of Interests of the Company;

(vii)         approve the execution, amendment, termination, renewal or cancelation of any contracts, agreements or similar involving patents, production processes and/or technology, copyrights, domain names, trademarks or deposited on behalf of the Company or any subsidiary or affiliate company, whenever these acts involve amounts below 0.333% of the Reference Value; and

(viii)        authorize the practice of reasonable free acts, limited to 0.067% of the Reference Value, alone or in combination, to the benefit of employees or the community where the Company operates, including in benefit to the Instituto BRF and other non-profitable organizations that may or may not be related to the Company.

Article 26.      Besides the other assignments established in these Bylaws, the specific responsibilities of individual directors are listed as follows:

(i)            The CEO shall:

a.            call and preside the meetings of the Executive Board;

b.            represent the Executive Board at meetings of the Board of Directors;

c.            submit for the consideration of the Board of Directors proposals from the Executive Board related to the annual and multi-annual budgets, strategic plans, expansion projects and investment programs;

d.            supervise and guide the conduct of the financial, social and sustainability business and the activities of all other Directors;

e.            submit the financial statements, operational and investment budgets, financial planning and cash flow to the Board of Directors; and

f.             propose to the Board of Directors any positions on the Executive Board with or without a special designation, and the respective candidates to perform specific duties that are deemed as necessary.

(ii)           The Chief Financial Officer shall:

a.            prepare, together with the other Directors and under the coordination of the Chief Executive Officer, budgets to be submitted to the approval of the Board of Directors, and to control the implementation of these budgets, particularly in relation to cash flow management;

b.            guide the implementation of the economic and financial policy, supervising the economic and financial activities as determined by the Board of Directors; and

c.            organize and coordinate the information system required for his or her activities, as well as to supervise all the Company´s controllership activities.

(iii)           The Investors Relations Officer shall:

a.            represent the Company before the Brazilian Securities Commission (“CVM”) and other entities in the capital market and financial institutions, as well as any Brazilian or foreign regulatory authorities and stock exchanges, national or foreign, on which the Company´s securities are listed, besides ensuring the regulations applicable to the Company are complied with in the terms of registration with the CVM and any regulatory authorities and stock exchanges on which the Company´s securities are listed, and to manage the investor relations policy; and

b.            monitor compliance with the obligations under Chapter VIII of this Bylaws by the Company´s shareholders and to submit to the General Meeting and/or to the Board of Directors, when requested, his or her conclusions, reports and actions taken.

(iv)         The other Executive Directors, whose designation will be assigned by the Board of Directors based on a proposal from the Chief Executive Officer, shall:

a.            guide, coordinate and supervise specific activities under their responsibility;

b.            undertake specific duties assigned to them by decision of the Chief Executive Officer.

Subsection III.2 – Representation of the Company

Article 27.      The Executive Board, subject to the limitations imposed by law and these Bylaws, is vested with the general management powers to take all action necessary for the regular operation of the Company to achieve its corporate purposes.

Article 28.      The active and passive representation of the Company, in or out of court, along with the practice of all lawful acts, will be undertaken by:

(i)            any 2 (two) members of the Executive Board acting together;

(ii)           any Director acting with attorneys-in-fact with specific powers; or

(iii)           two attorneys-in-fact with specific powers acting together.

Paragraph 1 - The Company may be represented by only one Director or an attorney-in-fact with specific powers in carrying out the following acts:

(i)            representing the Company in General Meetings and meetings of shareholders of companies in which it participates;

(ii)           representing the Company in court; or

(iii)           practice of simple routine administrative acts, including before public bodies, mixed economy companies, trade boards, Labor Courts, Social Security (INSS and FGTS) and its agent banks, and others of the same nature.

Paragraph 2 – The acts for which these Bylaws require prior authorization from the Board of Directors will only be valid providing this requirement is fulfilled.

Paragraph 3 - The Executive Board may, through two of its members and the proper instruments, create representatives with specific powers to act in the name of the Company, with a term of office for a determined period to be established on a case by case basis, except legal mandates that may be granted for an undetermined period. In any case, the limits and restrictions mentioned in this Article and those established by the Board of Directors must be respected.

Subsection III.3 – Executive Board Meetings

Article 29.      The Executive Board will hold meetings whenever necessary, maintaining formal minutes of these meetings in the Company´s own books.

Paragraph 1 – Decisions of the Executive Board will be taken by a majority of votes with the CEO, or his/her alternate, having the casting vote.

Paragraph 2 – The minimum quorum of installation of meetings of the Executive Board is 2/3 (two thirds) of its members.

Paragraph 3 – If necessary, meetings or the participation of Directors in the meetings of the Executive Board may be made by phone, videoconference, electronic, or other means of communication that ensure the effective participation and authenticity of the vote. In this case, the Director will be regarded as present at the meeting and his/her vote will be considered valid for all legal effects and incorporated into the minutes of the referred meeting.

Paragraph 4 – In the absence or temporary incapacity, Directors may be replaced amongst themselves, by appointment from the CEO. Should there be a vacancy, the Executive Board will, within 30 (thirty) days: (i) appoint who should: (a) fill the vacancy, the term of office coincident with that of the other Directors; or (b) accumulate the respective function or (ii) decide on the temporary or permanent non-filling of the position left vacant, providing this position is not the CEO, Finance Officer or Director of Investor Relations.

V.           FISCAL COUNCIL

Article 30.      The Company will have a Fiscal Council functioning on a permanent basis, composed of 3 (three) effective members and an equal number of alternates, elected by the General Meeting, who will exercise their functions until the first ordinary General Meeting after their election, with re-election permitted, with the duties, powers and remuneration prescribed by law.

Paragraph 1 – The election of the members of the Fiscal Council will be carried out through a majority vote, electing 3 (three) candidates, and their respective alternates, who receive the greatest number of votes in the General Meeting, following the provisions of Article 161 of the Brazilian Corporate Law. Should there be a Controlling Shareholder, the minority shareholders are assured, providing they jointly represent 10% (ten per cent) or more of the Company´s shares, the right to elect, in a separate vote, 1 (one) member and the respective alternate member of the Company´s Fiscal Council.

Paragraph 2 - The members of the Fiscal Council shall be invested to their position upon the execution of the term of investiture in the Company´s own books, which will contain its consent for all the Company´s manuals, codes, regulations and internal policies, and by previously signing the relevant Term of Consent referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - The Fiscal Council shall meet periodically in accordance with its Internal Regulation, and minutes of such meetings will be drawn-up in the Company´s own books.

Paragraph 4 - The Fiscal Council will elect its Chairman at the first meeting after its election and will function according to the Internal Rules approved by the Fiscal Council itself.

Article 31.      The full exercise of the functions of the Fiscal Council requires the fulfillment of the applicable legislation, the provisions of these Bylaws and the Internal Ruless of the Fiscal Council.

Paragraph 1 - The members of the Fiscal Council will be subject to the same obligations and prohibitions imposed by law and these Bylaws as the managers of the Company.

Paragraph 2 - In the event of vacancy in the office of any effective member of the Fiscal Council, the respective alternate will fill the vacancy. If there is a vacancy in the position of an effective member and the respective alternate, the General Meeting will be called to elect a member to fill the vacancy.

Paragraph 3 – Observing the requirements and obligations stated in the present Bylaws, as well as in the other applicable legal provisions, the members of the Company´s Fiscal Council may also be elected by the Board of Directors for membership of the Audit Committee.

VI.         AUDIT COMMITTEE

Article 32.      The Company will have an Audit Committee on a standing basis consisting of a minimum of 3 (three) and maximum of 5 (five) members, of whom at least 1 (one) will be an independent member of the Board of Directors established in the applicable regulation, particularly CVM Instruction Nº 509/11.

Article 33.      The members of the Audit Committee will be appointed by the Board of Directors for terms of office of 2 (two) years and will exercise their positions for a maximum of 10 (ten) years and may be replaced at any time. Should a member of the Committee also be a member of the Board of Directors, the term of office will end at the same time as the term of office of the Board member.

Paragraph 1 – The exercise of the activities of the members of the Audit Committee will observe the rules provided in the Brazilian legislation, particularly CVM Instruction 509/11, and the North-American legislation, including the Sarbanes–Oxley Act and the rules of the Securities and Exchange Commission - SEC.

Paragraph 2 – At least one of the members of the Audit Committee must have proven knowledge in the areas of corporate audit and finance accounting, that makes him or her a financial specialist.

Paragraph 3 – The Audit Committee will have the following responsibilities: 1) give an opinion on the contracting and dismissal of the independent auditor to prepare the external independent audit or any other service; 2) supervise the activities: (a) of the independent auditors, in order to evaluate its independence, quality and the suitability of the services provided for the Company´s needs; (b) the Company´s internal controls area; (c) the Company´s internal audit area; and (d) the area of preparation of the Company´s financial statements; 3) monitor the quality and integrity: (a) of the internal control mechanisms; (b) of the quarterly information, interim statements and financial statements of the Company; and (c) of the information and measures published based on adjusted accounting figures and non-accounting  figures that add elements that are not foreseen in the structure of the usual financial statement reports; 4) assess and monitor the Company´s risk exposure, which may require detailed information on policies and procedures related to: (a) the remuneration of the management; (b) the use of the Company´s assets; and (c) expenses incurred on behalf of the Company; 5)  assess and monitor, along with the management and the internal audit area, the suitability of the transactions with related parties carried out by the Company and their respective evidences; and 6) prepare a summarized annual report, to be presented with the financial statements containing the description of: (a) its activities, results and conclusions reached and recommendations made; and (b) any situation in which there is a significant divergence between the Company´s management, the independent auditors and the Audit Committee in relation to the Company´s financial statements.

Paragraph 4 – The Audit Committee shall be the assessment body directly related to the Board of Directors.

Paragraph 5 – The Audit Committee will meet on a monthly basis and whenever necessary, in such a way that it will always verify the Company´s accounting information before it is released.

Paragraph 6 – The internal rules of the Audit Committee will be approved by the Board of Directors and shall describe in detail its functions as well as its operating procedures.

Paragraph 7 – The Audit Committee will have the means to receive, withhold and respond to allegations, including confidential, internal and external, to the Company, in subjects related to the scope of its activities, including accounting, internal controls and audit matters.

Paragraph 8 – The Board of Directors will define the remuneration of the members of the Audit Committee. The Audit Committee will have operating autonomy and its own budget, annual or on a project basis, to conduct or determine the undertaking of consultations, evaluations and investigations within the scope of its activities, including the contracting and use of independent external specialists, remunerating these specialists and paying the Audit Committee´s ordinary administrative expenses.

Paragraph 9 – The Audit Committee´s meetings should be registered in minutes, with the decisions/recommendations being taken by the vote of 2/3rds of its members.

Paragraph 10 – The coordinator of the Audit Committee, accompanied by other members when necessary or convenient, should: (i) meet, at least every quarter, with the Board of Directors and Fiscal Council; and (ii) attend the ordinary general meeting and, when necessary, the extraordinary general meetings of the Company.

Paragraph 11 – The members of the Audit Committee shall elect, amongst themselves, the coordinator of the Committee, whose activities and responsibilities will be defined in the Committee´s internal regulation.

Paragraph 12 – The members of the Audit Committee will have the same fiduciary duties and responsibilities applicable to the Company´s management, under the terms of the Brazilian Corporate Law.

VII.       FISCAL YEAR AND RESULTS

Article 34.      The fiscal year coincides with the calendar year and at the end of the calendar year, the Company will prepare the financial statements provided by the Brazilian Corporate Law for publication and assessment of the shareholders’ meeting.

Article 35.      Any negative retained earnings and the provision for Income Tax will be deducted from the results of each fiscal year before any distribution.

Sole Paragraph - After the deductions referred to in this Article are made, the General Meeting may allocate to the employees, and managers, in this order:

(i)            a statutory participation to the employees of the Company of not more than ten percent (10%) of the remaining profits; and

(ii)           the statutory participation of the managers to the maximum legal limit.

Article 36.      Once the deductions mentioned in the Article 35 above have been made, the net income for the year will be allocated successively as follows;

(i)            5% (five percent) for the establishment of the Legal Reserve, which shall not exceed 20% (twenty percent) of the Capital Stock;

(ii)           25% (twenty-five percent) as a minimum mandatory dividend, adjusted in accordance with Article 202 of the Brazilian Corporate Law, to be assigned to all the Company´s shares;

(iii)           20% (twenty percent) for the establishment of reserves for capital increase, which will not exceed 20% (twenty percent) of the Capital Stock;

(iv)         up to 50% (fifty per cent) for the establishment of the reserve for expansion, which may not exceed 80% (eighty per cent) of the Capital Stock, with the purpose of ensuring investments in fixed permanent assets or increases in working capital, including by means of amortization of the Company’s debts, irrespective of the withholding of profit related to the capital budget, and its balance may be used for: (i) absorbing losses whenever necessary; (ii) the distribution of dividends at any time; (iii) operations of redemption, reimbursement or the purchase of shares authorized by law; and (iv) for incorporation into the Capital Stock, including upon bonus in new share issues.

Article 37.      Unless otherwise decided by the General Meeting, the payment of any dividends and interest on shareholders’ equity will be carried out within 60 (sixty) days from the date of the relevant resolution.

Paragraph 1 - The Company may, by a resolution of the Board of Directors, in the terms of Article 23 above, prepare semi-annual balance sheets or balance sheets related to shorter periods, as well as declare dividends and/or interest on shareholders’ equity on the account of profits shown on these balance sheets, of retained earnings or profit reserves existent in the latest annual or semi-annual balance sheet, as provided by law.

Paragraph 2 – The interim dividends and the interest on shareholders´ equity reported in each fiscal year may be added to the mandatory dividend of the result for the fiscal year.

Article 38.      The dividends not received or claimed will prescribe after a period of 3 (three) years, counting from the date when they were made available to the shareholder and will revert on behalf of the Company.

VIII.     SALE OF CORPORATE CONTROL, CANCELLATION OF REGISTRATION AS A PUBLICLY-HELD COMPANY AND DELISTING FROM THE NOVO MERCADO

Article 39.      The sale of Corporate Control of the Company, directly or indirectly, in a single transaction or a series of successive transactions, shall be contracted upon a condition, precedent or subsequent, that the Purchaser of the Control will undertake to make a public offer of acquisition of shares (“IPO”) to the remaining shareholders of the Company, observing the conditions and terms provided in the effective law and in the Novo Mercado Listing Regulations, in such a way that the holders of these shares will receive the same treatment as the Selling Controlling shareholder.

Paragraph 1 - For the purposes of these Bylaws, any capitalized terms will have the following meanings:

 “Controlling Shareholder” means the shareholder(s) or Group of Shareholders, as defined below, who exercises a Power of Control in the Company.

““Selling Controlling Shareholder” means the Controlling Shareholder that is promoting the sale of the Power of Control in the Company.

 “Controlling Shares” means the block of shares that ensure, directly or indirectly, to the holder(s), the individual and/or joint exercise of Power of Control in the Company.

 “Outstanding Shares” means all shares issued by the Company, except those held by the Controlling Shareholder, by any person related to the Controlling Shareholder, managers of the Company and shares held in treasury.

“Acquirer of Control” means the person to which the Selling Controlling Shareholder transfers the Controlling Shares in the Sale of Control of the Company.

“Sale of Control of the Company” means the transfer to a third party, by payment, of the Controlling Shares.

“Control” (along with its related terms, “Controlled”, “under common Control” or “Power of Control”) means the effective power used to direct the corporate activities and guide the workings of the Company bodies, directly or indirectly, in fact or in law, regardless of the equity stake held. There is a relative assumption of ownership of control in relation to the person or Group of Shareholders that hold shares that ensure them the absolute majority of votes among the shareholders present at the last 3 (three) General Meetings, although they are not the holders of the shares that ensure them of an absolute majority of the voting capital.

 “Group of Shareholders” means a group of people: (i) related by contracts or voting agreements of any nature, whether directly or through companies controlled, controlling or under common control; or (ii) having a controlling relationship with respect to one another; or (iii) under common control.

Paragraph 2 - The Selling Controlling Shareholder may not transfer ownership of its shares and the Company may not register any transfer of shares representing Control unless and until the Purchasing Shareholder(s) signs the relevant Term of Consent referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - No Shareholders’ Agreement providing for exercise of Power of Control may be registered at the Company´s head office if the signatories have not subscribed to the Term of Consent referred to in Paragraph 2 of this Article.

Paragraph 4 - Should the acquisition of the Control result in the obligation on the Acquirer of Control to make the IPO required under Article 43 of these Bylaws, the acquisition price at the IPO will be the greater of the prices determined under Article 40 and Article 43, Paragraph 3 of these Bylaws.

Article 40.      The public offer referred to in the preceding Article must also be made: (i) in cases where there is an assignment of rights exercisable for newly-issued shares and other securities or rights convertible into shares which may result in the Sale of the Control of the Corporation; and (ii) in the event of the sale of Control of the Company that holds the Power of Control of the Company, the Selling Controlling shareholder will be required to disclose to the BM&FBOVESPA the value assigned to the Company in this sale, as well as attach the supporting documentation which proves it.

Article 41.      Whoever acquires the Power of Control of the Company, as a result of a private share purchase agreement entered into with the Controlling Shareholder, for any number of shares, will be required: (i) to make a public offer as referred to in Article 39 of these Bylaws; (ii) to reimburse any shareholders from whom it may have purchased shares on a stock exchange in a period of 6 (six) months prior to the date of Sale of Control of the Company, paying eventual difference of price between the public offer and the amount paid per share eventually acquired on the stock market in the 6 (six) months prior to the date of the acquisition of the Power of Control, duly adjusted to the date of payment. This amount must be distributed among all those who sold shares of the Company in the trading sessions in which the Acquirer of Control made acquisitions proportionally to the daily net sales balance of each one, being incumbent to BM&FBOVESPA to operate the distribution within the terms of its regulations.

Article 42.      After an operation of the Sale of Control of the Company and the subsequent holding of the IPO, the Acquirer of Control, when necessary, will take the measures needed to restore the minimum percentage of 25% (twenty five percent) of all the Company´s outstanding shares, within 6 (six) months following the acquisition of Power of Control.

Article 43.      Any Acquiring Shareholder who purchases or becomes the owner of 33.3% (thirty three point three percent) or more of all shares issued by the Company will: (i) immediately disclose this information by means of relevant fact, as required by the regulation edited by CVM; and (ii) within a maximum period of 30 (thirty) days from the date of acquisition or of the event resulting in this share ownership in an amount equal to or higher than 33.3% (thirty three point three percent) of all shares issued by the Company, register or request the registration of, as the case may be, an IPO of the totality of the shares issued by the Company, subject to the applicable regulations of CVM, BM&FBOVESPA regulations and the provisions of this Article.

Paragraph 1 – For the purposes of these Bylaws, “Acquiring Shareholder” means any person, including, without limit, any individual or legal entity, investment fund, condominium, portfolio of securities, holder of rights, or any other form of organization, resident, domiciled or with its head office in Brazil or abroad, or Group of Shareholders, who acquire the Company´s shares.

Paragraph 2 - The IPO shall be: (i) made to all shareholders of the Company without exception; (ii) shall be made in an auction to be held by BM&FBOVESPA; (iii) the IPO must be released for a price determined according to Paragraph 3 of this Article; and (iv) paid in cash, in Brazilian currency, against the acquisition in the IPO for the shares issued by the Company.

Paragraph 3 - The acquisition price for each share of the Company may not be less than the greater between: (i) 140% (one hundred and forty percent) of the average trading quotation during the last 120 (one hundred and twenty) sessions prior to the date on which the IPO becomes mandatory on the stock exchange  and there is the greatest volume of trading of shares issued by the Company; and (iii) 140% (one hundred and forty percent) of the average trading quotation during the last 30 (thirty) days prior to the date on which the IPO became mandatory on the stock exchange  and there is the greatest volume of trading of shares issued by the Company.

Paragraph 4 - The performance of the IPO mentioned in the preamble to this Article will not exclude the possibility of another shareholder of the Company or, if the case may be, the Company itself from making a competing IPO, under the applicable regulations.

Paragraph 5 - The Acquiring Shareholder must comply with any requests or requirements made by CVM based on applicable law related to the IPO within the maximum periods prescribed in the applicable regulation.

Paragraph 6 - Should the Acquiring Shareholder fail to comply with the obligations imposed by this Article, including compliance with the maximum terms for: (i) carrying out or applying for the registration of an IPO; or (ii) complying with any requests or requirements of the CVM, the Company´s Board of Directors will convene an Extraordinary General Meeting, at which the Acquiring Shareholder may not vote, to consider suspending the rights of this non-complying Acquiring Shareholder, within the terms of Article 120 of the Brazilian Corporate Law, without prejudice to the Acquiring Shareholder´s liability for any loss or damage caused to the other shareholders as a result of this failure to comply with the obligations imposed by this Article.

Paragraph 7 - Any Acquiring Shareholder who acquires or becomes the holder of other rights in the Company, including usufruct or trust, equal to or more than 33.33% (thirty three point thirty three percent) of the shares issued by the Company, will likewise be required to either register or apply for the registration of an IPO, as described in this Article, within 30 (thirty) days from the acquisition or event resulting in an amount equal to or more than 33.33% (thirty three point thirty three percent) of the shares issued by the Company.

Paragraph 8 - The obligations in Article 254-A of the Brazilian Corporate Law and Article 39, Article 40 and Article 41 of these Bylaws do not exclude the Acquiring Shareholder from compliance with the obligations in this Article, except as provided in Article 49 and Article 50 of these Bylaws.

Paragraph 9 – The provisions of this Article shall not be applied in the event of a person becoming the holder of more than 33.3% (thirty three point three percent) of the shares issued by the  Company by reason of: (i) legal succession, on condition that the shareholder will dispose of any excess shares within 60 (sixty) days from the relevant event; (ii)  the incorporation of another company by the Company; (iii) the incorporation of the shares of another company by the Company; or (iv) the subscription of shares of the Company carried out in a single primary issue, that had been approved by a General Meeting of shareholders, as laid down in the applicable regulations.

Paragraph 10 - For the purpose of calculating the percentage of 33.3% (thirty-three point three percent) of the total of the shares issued by the Company, as mentioned in the preamble to Article, no involuntary increase in ownership interest resulting from the cancellation of treasury shares or reduction of the capital stock of the Company leading to a cancellation of shares will be considered.

Paragraph 11 - If the CVM regulations applicable to an IPO provided in this Article require the adoption of any given criterion to determine the purchase price per share in the IPO that results in a purchase price higher than the one determined within the terms of Paragraph 3 of this Article, then the purchase price determined according to CVM regulations shall prevail.

Article 44.      Should an Extraordinary Meeting of shareholders resolve that the Company should delist from the Novo Mercado, the Controlling Shareholder will make a public share offer of acquisition of shares if the delisting occurs: (i) for the purpose of trading the shares outside the Novo Mercado; or (ii) caused by a corporate restructuring in which the shares of the Company resulting from such restructuring are not admitted for trading on the Novo Mercado within a period of 120 (one hundred and twenty) days from the date of the shareholders´ meeting that approved the operation. The minimum offer price will be equal to the economic value determined by the valuation report referred to in Article 48 of these Bylaws, in line with the legal norms and applicable regulations.

Paragraph 1 - Should there be no Controlling Shareholder and the general meeting decides: (i) to delist the Company from the Novo Mercado, due to registration for trading of its securities outside of the referred listing segment; or (ii) through a corporate restructuring, in which the company resulting from this reorganization has its shares admitted for trading on the Novo Mercado within a period of 120 (one hundred and twenty) days from the date of the shareholders´ meeting that approved the operation, the exit from the Novo Mercado will be conditional on the holding of the IPO under the same conditions foreseen in the preamble to this Article.

Paragraph 2 – In the cases foreseen in Paragraph 1 above, it will be incumbent to the same general meeting to define those responsible for carrying out the IPO, with those present at the meeting expressly assuming the obligation to undertake the offer. Should the meeting that decides to have a corporate reorganization have no person present who will be responsible for carrying out the IPO, those shareholders who voted in favor of the corporate reorganization will carry out the offer.

Article 45.      In the public offer of acquisition of shares to be carried out by the Controlling Shareholder or by the Company to cancel its registration as a publicly-held company, the minimum price to be offered should correspond to the economic value calculated in the evaluation report, referred in Article 48 of these Bylaws, respecting the applicable laws and regulations.

Sole paragraph – In the event of there being no Controlling Shareholder, should the General Meeting approve the cancelation of the registration as a listed company, the public share offer will be undertaken by the Company itself, respecting the applicable laws and regulations.

Article 46.      Should there be no Controlling Shareholder and the BM&FBOVESPA determines that: (i) the trading prices of the securities issued by the Company be disclosed separately; or (ii) the securities issued by the Company have their trading suspended on the Novo Mercado due to non-compliance in both cases with the obligations in the Novo Mercado Listing Regulations, by administrative act or fact, the Chairman of the Board of Directors shall convene, in up to 2 (two) days of the resolution, counting only the days in which there is circulation of newspapers usually used by the Company, an Extraordinary General Meeting to replace the entire Board of Directors.

Paragraph 1 – Should the Extraordinary General Meeting referred to in the preamble to this Article not be summoned by the Chairman of the Board of Directors in the time established, it may be convened by any shareholder in the Company.

Paragraph 2 – The new Board of Directors elected at the Extraordinary General Meeting, referred in the preamble and in Paragraph 1 of this Article, should resolve the failure to comply with the obligations in the Novo Mercado Listing Regulations as quickly as possible or within a new term granted by the BM&FBOVESPA for this purpose, whichever is shortest.

Article 47.      Should the Company´s delisting from the Novo Mercado occur as a result of its non-compliance with the obligations of the Novo Mercado Listing Regulations, the Controlling Shareholder will make a public offer of acquisition of shares belonging to the other shareholders of the Company, within the terms provided in the Article 44 of these Bylaws.

Paragraph 1 – In the event of there not being any Controlling Shareholder, should the non-compliance comply occur due to: (i) a decision of the General Meeting, the public offer of acquisition of shares should be made by the shareholders who voted in favor of the decision that led to the non-compliance; and (ii) by act or fact of the administration, the Board of Directors should convene a general shareholders´ meeting whose agenda shall include deciding on how to resolve the non-compliance with the obligations in the Novo Mercado Listing Regulations or, if the case may be, decide to delist the Company from the Novo Mercado.

Paragraph 2 – In the case provided in item (ii) of Paragraph 1, should the General Meeting decide that the Company should delist from the Novo Mercado, it will be up to the same General Meeting to define those responsible to perform the IPO provided in this Article. Those present at the meeting should expressly assume the obligation to make the offer.

Article 48.      The evaluation report dealt with in the Article 44 and Article 45 of these Bylaws should be drawn up by a specialized institution or company, with proven experience and independent from the Company´s decision-making power, its Management and Controllers, and the report should meet the requirements of Paragraph 1 of Article 8 of the Brazilian Corporate Law and assume the responsibility provided in Paragraph 6 of the same Article 8.

Paragraph 1 - The choice of the institution or specialized firm responsible for determining the economic value of the Company is reserved to the shareholders’ meeting, based on a list of three firms proposed by the Board of Directors. A decision will be taken by the affirmative vote of an absolute majority of the Outstanding Shares at the Shareholders’ Meeting, with blank votes not counted, provided that: (i) if the meeting is convened on a first call, there is a quorum of no less than 20% (twenty percent) of all Outstanding Shares; or (ii) when the meeting is convened on a second call, a quorum may consist of any number of shareholders owning Outstanding Shares.

Paragraph 2 - The costs of preparing the required valuation report will be fully borne by the persons responsible for undertaking the public offer of acquisition of shares, as the case may be.

Article 49.      A single IPO may be made for more than one of the purposes mentioned in this Chapter VIII, in the Novo Mercado Listing Regulations or in the CVM regulations, provided the requirements of all the forms of IPO can be satisfied, that no loss is incurred by any of those who are the object of the offer and that, where required under applicable regulations, CVM authorization is obtained.

Sole Paragraph - With the exception of those IPOs for delisting from the Novo Mercado and/or cancellation of registration as a publicly-held company, the holding of a unified IPO may only be made by a shareholder of the Company who holds an amount equal to, or more than 33.3% (thirty-three point three percent) of the total shares issued by the Company, observing the provision of Article 43.

Article 50.      The shareholders responsible for holding an IPO under this Chapter VIII, the Novo Mercado Listing Regulations or CVM regulations may ensure its effectiveness by intermediation of any shareholder or a third party.

Sole Paragraph - Neither the Company nor the shareholder, as the case may be, are released from the obligation to make the IPO for which they are responsible until it has been concluded in accordance with all applicable regulations.

IX.         ARBITRATION

Article 51.      The Company, its shareholders, managers and members of the Fiscal Council undertake to resolve, through the Market Arbitration Chamber, any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the Novo Mercado Participation Agreement, Novo Mercado Listing Regulations, these Bylaws, any shareholders’ agreements filed at the Company´s head office, the provisions of the Brazilian Corporate Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or CVM, the regulations of the BM&FBOVESPA, and any other rules governing the securities market in general, and the Rules of the Capital Market Arbitration Chamber, to be conducted in compliance with these Rules of the Market Arbitration Chamber.

X.           LIQUIDATION OF THE COMPANY

Article 52.      The Company will be liquidated in the cases provided by law. The shareholders’ meeting will elect the liquidator or liquidators as well as the Fiscal Council that will function during the period of liquidation, subject to the legal requirements.

XI.         GENERAL PROVISIONS

Article 53.      The Company shall observe the shareholders´ agreement filed at its head office. Members of the presiding panel at the general meetings or Board of Directors´ meetings may not accept the vote of any shareholder who is a signatory to the shareholders´ agreement that is filed at the Company´s head office or of a member of the Board of Directors elected by the signatories of this agreement which goes against what is stated in the shareholders´ agreement. The Company is also expressly prohibited to accept and proceed any share transfers and/or encumbrance, and/or any assignment of a preference right for the replacement of shares and/or other securities that do not respect the terms of any such shareholders’ agreement filed at its head office.

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